Press
Release

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

Arbitron Inc. Selects New Executive Vice President, Finance

COLUMBIA, MD; February 8, 2011 – Arbitron Inc. (NYSE: ARB) announced today that Richard J. Surratt has been appointed Executive Vice President, Finance, reporting directly to William T. Kerr, President and Chief Executive Officer. The Company plans to transition Mr. Surratt into the role of Chief Financial Officer as soon as practicable.

When appointed as CFO, Mr. Surratt will succeed Sean Creamer, who was promoted in June 2010 to Executive Vice President, U.S. Media Services, responsible for the Company’s radio and cross-platform services and operations. Mr. Creamer has continued his duties as Chief Financial Officer during the search for his replacement.

“Richard is a respected finance executive who we believe can help our company grow as a leading provider of integrated measures of the media experience and its impact on consumer behavior,” said Mr. Kerr.

“His solid track record managing complex businesses, executing mergers and acquisitions, negotiating financing agreements and overseeing international finance operations make him an ideal addition to our executive team as we work to fulfill our goals of consistent growth, profitability, and a more diversified revenue base.

“Once Richard takes on the responsibilities of Chief Financial Officer, Sean Creamer will be able to fully focus his attention and his talents on enhancing our core radio services and building the new cross platform offerings that are designed to help Arbitron grow into new markets,” said Mr. Kerr.

From 2007 to 2009, Mr. Surratt was President and Chief Executive Officer at Voyager Learning Company in Ann Arbor, MI, a K-12 education software company with approximately 300 employees and $98 million in annual revenues. Richard joined Voyager Learning in 2005 as Senior Vice President and Chief Financial Officer. He led the sale of the company in December 2009 to Cambium Learning Group, Inc.

From 1999 to 2005, Mr. Surratt worked as Executive Vice President, Chief Financial Officer and Treasurer at Atlantic Coast Airlines Holdings, Inc., a publicly traded company that operated regional airline Independence Air.

Prior to Atlantic Coast Airlines Holdings, Mr. Surratt held a number of finance positions at Mobil Corporation from 1991 to 1999, including Director, Mergers and Acquisitions Group; Treasurer, Latin America; Senior Associate – Global Capital Markets; and Senior Financial Analyst.

Mr. Surratt received an M.B.A. from Stanford Graduate School of Business, Stanford, CA; an M.S., Fluid Mechanics and Thermal Sciences from The George Washington University, Washington, D.C. and a B.S. Marine Engineering Systems from U.S. Merchant Marine Academy, Kings Point, New York.

Mr. Surratt is a Director of Cambium Learning Group, Inc., (NASDAQ: ABCD), a Dallas- based company that provides research-based education solutions for students in the United States.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing research firm serving the media – radio, television, cable and out-of-home – as well as advertisers and advertising agencies. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The company has developed the Portable People Meter™(PPMTM) and PPM 360™, new technologies for media and marketing research.

Portable People Meter™, PPM™ and PPM 360™ are marks of Arbitron Inc.

Statements in this release that are not strictly historical, including the statements regarding expectations for 2011 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, our ability to expand our business in new markets, our ability to develop and successfully market new products and technologies, competition, the impact of increased costs of data collection including cell phone household recruitment and targeted in-person recruitment, the current global economic recession and the upheaval in the credit markets and financial services industry, litigation and other contingent liabilities including intellectual property matters, our ability to successfully identify, consummate and integrate appropriate acquisitions, and our compliance with applicable laws and regulations and changes in applicable laws and regulations. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2009 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update any forward-looking statement